Exhibit 99.1

                                                            Investor Inquiries:
                                                            Gregory C. Thompson
                                                            (440) 329-6111


INVACARE CORPORATION REPORTS FIRST QUARTER RESULTS; COST REDUCTION INITIATIVES REMAIN ON TRACK


ELYRIA, Ohio - (May 1, 2007) - Invacare Corporation (NYSE: IVC) today announced its financial results for the quarter ended March 31, 2007.

CONSOLIDATED RESULTS

Loss per share on a GAAP basis for the first quarter was $.55 ($17.5 million net loss after-tax) as compared to earnings per share for the same period last year of $.16 ($5.2 million net income after-tax). Adjusted earnings per share* were $.05 for the first quarter of 2007 as compared to $.24 last year. Adjusted earnings per share* excludes the impact of restructuring charges and costs associated with the company's debt refinancing which was completed during the first quarter. Adjusted net earnings** for the quarter, excluding restructuring charges and costs associated with the company's debt refinancing, were $1.6 million versus $7.6 million last year. Net sales for the quarter increased 3.6% to $374.9 million versus $361.7 million last year. Acquisitions increased net sales by one percentage point and foreign currency translation increased net sales by two percentage points.

Adjusted earnings per share* for the quarter excludes the impact of:

     o $3.3 million pre-tax charge compared to a $3.5 million pre-tax charge last year related to restructuring activities with severance costs being the largest component.
     o    $13.4  million  pre-tax  expense  related  to debt  refinancing  costs consisting primarily of make whole payments to debt holders, incremental interest and write-off of debt issuance costs related to the previous debt instruments as described below.

The Company continues to be impacted by reimbursement changes in the U.S. related to power mobility devices. These changes significantly impacted both revenues and profits for the company's North America/HME (NA/HME) segment where first quarter revenues declined from the same period last year by 5.9% and profits declined $9.6 million to a loss of $.5 million, excluding restructuring charges.

Operations for the quarter benefited from the Company's implementation of cost reduction initiatives announced earlier this year. The benefits achieved from the cost reduction initiatives during the first quarter were $7 million, slightly better than the Company's expectations, principally due to product sourcing savings. However, as expected, this benefit was offset by continued competitive pricing pressures and product mix shift toward lower margin product in the U.S as a result of the Medicare related reimbursement changes.

Gross margin as a percentage of net sales for the first quarter was lower by 1.6 percentage points compared to last year's first quarter primarily due to competitive pricing pressures in the U.S. and an unfavorable change in product mix away from high-end options in the U.S. Rehab business. Excluding restructuring charges, the margin percentage also declined 1.6 percentage points. As compared to the fourth quarter of last year, gross margins as a percentage of sales improved by .7 of a percentage point driven by the cost reduction initiatives. Excluding restructuring charges, the margin percentage improved by .2 of a percentage point.

Selling, general and administrative expense (SG&A) increased 5.0% to $87.8 million compared to $83.6 million in the first quarter last year. Foreign currency translation and acquisitions each increased SG&A expense by two percentage points. SG&A expense also increased when compared to the first quarter of last year as a result of higher distribution and commission costs associated with increased sales volumes, bank fees related to the Company's debt refinancing, and stock option expense resulting from the change in accounting treatment for stock options which became effective in 2006. These increased expenses were partially offset by cost reduction activities. Results for the quarter were also negatively impacted by increased interest expense due to increases in interest rates and higher debt levels.

A. Malachi Mixon, III, chairman and chief executive officer, stated "The adjusted results for the quarter were slightly better than our internal expectations due to better than anticipated cost reductions of $7 million during the quarter. There is much to be accomplished to deliver our $38 million cost reduction budget for the year, but our first quarter performance provides us further confidence that we will achieve this reduction. First quarter free cash flow*** of negative $17 million was due to lower profitability and a higher level of customer rebates and employee incentive payments we pay annually in the first quarter. In addition, in the first quarter there was a decline in payables and accruals versus the end of 2006 as a result of the Company's debt refinancing process which included the acceleration of interest payments related to the previous debt structure. Inventories also increased $4 million primarily in Europe but initiatives we have in place are expected to result in approximately $20 million of declines in inventory levels later in the year."

NORTH AMERICA/HME

For the quarter, NA/HME net sales declined 5.9% to $161.5 million compared to $171.7 million last year, driven primarily by Rehab and Respiratory product lines. Rehab product line net sales declined by 9.2% primarily due to Medicare reimbursement changes which drove competitive price reductions and a continued shift away from high-end options that normally drive higher average selling prices and margins. Standard product line net sales increased .2% from the first quarter of last year driven by increased volumes, particularly in manual wheelchairs and patient aids, partially offset by pricing reductions. Respiratory product line net sales declined 12.6% due to reduced unit volumes of oxygen concentrators resulting from the loss of one customer and continued asset management programs by providers along with pricing declines in concentrators. However, HomeFill(TM) II oxygen system net sales increased for the quarter by 38% due to increased purchases from national and smaller providers. Our HomeFill technology was granted increased reimbursement by Medicare late in 2006 with the change effective January 1, 2007. This improved reimbursement has further enhanced the cost advantage this technology offers our customers. As previously announced, a large national respiratory provider launched a large-scale HomeFill implementation in the first quarter.

For the quarter, NA/HME loss before income taxes was $.5 million, excluding restructuring charges of $2.4 million pre-tax, as compared to earnings before income taxes of $9.1 million last year, excluding restructuring charges of $2.8 million pre-tax. The decline in profit before tax was largely due to the pricing and competitive industry conditions in Rehab, Standard and Respiratory product lines and higher freight costs.

INVACARE SUPPLY GROUP (ISG)

ISG net sales for the quarter increased 12.0% to $61.7 million compared to $55.1 million last year driven by volume increases primarily in diabetic and incontinence products lines. Earnings before income taxes for the quarter decreased to $1.1 million as compared to $1.3 million last year. This reduction is attributable to reduced margins due to sales increases in lower margin products (diabetic and incontinence), higher SG&A expenses to drive growth, and a reduction in supplier discounts as a result of extended supplier payments in the first quarter prior to completion of the company's debt refinancing.

INSTITUTIONAL PRODUCTS GROUP (IPG)

IPG net sales for the quarter increased by 2.3% to $23.7 million compared to $23.2 million last year due to increased volumes in its core bed products, along with increases in other offerings such as seating products. Earnings before income taxes decreased to $.6 million from $1.6 million last year as a result of increased new product development investments, and lower manufacturing absorption. The Company has announced the closure of its case-good manufacturing facility in St. Louis with consolidation of these activities into the Company's other existing manufacturing locations.

EUROPE

For the quarter, European net sales increased 12.0% to $107.0 million versus $95.5 million last year. Foreign currency translation contributed eight percentage points of the increase. For the quarter, earnings before income taxes were $4.7 million, excluding restructuring charges of $.8 million pretax, as compared to $4.0 million last year, excluding restructuring charges of $.3 million pre-tax. There was strong sales performance in most regions and increased profits were driven by volume increases, cost reduction initiatives and a weakening U.S. dollar.

ASIA/PACIFIC

For the quarter, Asia/Pacific net sales increased 29.4% to $20.9 million versus $16.2 million last year. Foreign currency increased net sales by five percentage points and acquisitions increased net sales by twenty-five percentage points. For the quarter, loss before income taxes was $1.1 million, excluding restructuring charges of less than $.1 million pre-tax, as compared to a pre-tax loss of $1.1 million last year, excluding restructuring charges of $.3 million pre-tax. Performance in this region continues to be negatively impacted by U.S. reimbursement uncertainty in the consumer power wheelchair market, resulting in decreased sales of microprocessor controllers by Invacare's New Zealand subsidiary. The Company continued to benefit from cost reductions initiatives in the region.

FINANCIAL CONDITION

Total debt outstanding was $601.9 million at the end of the first quarter, resulting in a debt-to-total-capitalization ratio of 56.1% versus 54.1% at the end of last year. The increase in the debt-to-capitalization ratio was impacted primarily by the increase in debt levels as a result of negative cash flow generation in the first quarter.

Free cash flow*** for the Company during the first quarter was negative $17.3 million principally as a result of lower earnings along with declines in payables and accrued expenses. The payables and accrued expense balances at year-end 2006 were higher than normal because the Company's refinancing efforts were in process. First quarter free cash flow*** is normally lower for the Company than the other quarters as a result of a higher level of customer rebates paid in the first quarter, employee incentive payments in certain locations, and other payments which are historically made during the first quarter. In addition, accelerated interest payments were made as a result of the debt refinancing, which negatively impacted free cash flow***. Free cash flow*** is defined as net cash provided by operating activities, excluding cash related restructuring activities, less purchases of property and equipment, net of proceeds from sales of property and equipment.

The Company's cash and cash equivalents at the end of the first quarter were approximately $57.2 million, down $25.2 million from the end of 2006. The cash was utilized to pay costs associated with the Company's debt refinancing as described below and to reduce payables and accrued expenses. Days sales outstanding at the end of the first quarter was 67 days versus 69 days in the same period last year, and 66 days at the end of 2006. Inventory turns were 4.4 versus 4.7 for the same period last year, and flat as compared to year-end 2006.

DEBT RECAPITALIZATION

As previously disclosed, the Company completed its debt refinancing transactions in February 2007. The company entered into a Credit Agreement which provides for a $400 million senior secured credit facility consisting of a $250 million term loan facility and a $150 million revolving credit facility with interest at LIBOR plus 2.25. The Company's obligations under the Credit Agreement are secured by substantially all of the Company's assets, subject to certain exceptions, and are guaranteed by our material domestic subsidiaries, with certain obligations also guaranteed by our material foreign subsidiaries. The Credit Agreement contains a number of customary restrictive covenants, affirmative covenants and events of default, and financial covenants that require the Company to maintain a maximum leverage ratio, a minimum interest coverage ratio, and a minimum fixed charge coverage ratio. These covenants are driven primarily by Adjusted EBITDA****, which is defined and shown on the reconciliation table included with this release.

The Company also consummated the issuance and sale of $135 million aggregate principal amount of convertible subordinated debentures. The net proceeds to the Company from the offering, after deducting the initial gross spread payable by the Company, were approximately $132.3 million. The debentures are unsecured senior subordinated obligations of the Company guaranteed by substantially all domestic subsidiaries and pay interest at 4.125% per annum on each February 1 and August 1. The debentures are convertible into common shares of the Company under certain conditions.

The Company also consummated the issuance and sale of $175 million aggregate principal amount of 9 3/4% Senior Notes due 2015 (the "senior notes"). The Company's net proceeds from this offering, after deducting the initial note purchasers' discount and the estimated offering expenses payable by the Company, were approximately $167 million. The senior notes are unsecured senior obligations of the Company, guaranteed by substantially all domestic subsidiaries.

The Company used the net proceeds from the offerings of the senior notes and the debentures, together with initial borrowings under the Credit Agreement to repay outstanding indebtedness and related expenses and repayment costs aggregating $568 million. In addition, as a result of the refinancing, during the first quarter the Company incurred $33.1 million in costs comprised of: debt issuance costs related to the new debt structure of $19.7 million which the Company has capitalized over the respective lives of the debt instruments; one-time make whole payments to the previous holders of senior notes and incremental interest totaling $10.9 million; and write-off of costs previously capitalized related to the old debt structure of $2.5 million.

The Company estimates that the current weighted average interest rate of the new facilities and securities combined is approximately 7.3% versus the year-end 2006 weighted average interest rate of approximately 5.9%.

OUTLOOK

The Company continues to execute the numerous cost reduction initiatives previously communicated and as described further below. The Company believes that the implementation of these initiatives will improve the Company's operating margin and result in approximately $38 million of realized savings in 2007, including the $7 million already realized in the first quarter. The Company anticipates restructuring charges of approximately $20 million in 2007 relating to these actions. Annualized savings from these initiatives implemented by the end of 2007 should approximate $56 million thereafter. The core initiatives are as follows:

     o Product line simplification. The Company plans to simplify its product lines and pricing processes to reduce costs and improve service levels.

     o Improvement of gross margins and reduction of fixed costs through further product and sub-assembly outsourcing. The Company expects to accelerate its outsourcing of commodity products and sub-assemblies. Asian sourcing is planned to double over the next three years.

     o Rationalization of facilities. Today, Invacare's primary manufacturing facilities consist of fourteen integrated fabrication plants and two assembly plants worldwide. Invacare will continue in its strategy to move from integrated fabrication plants to assembly plants worldwide. We are finalizing plans to close and/or consolidate several locations worldwide beginning this year through 2009.

     o Standardization of product platforms. To further simplify and reduce production costs, as well as to leverage development and tooling investment, the Company has begun the process of standardizing some of its product platforms globally.

For fiscal year 2007, the Company is reconfirming the following guidance:

     o Organic growth in net sales of 0% to 2%, excluding the impact from acquisitions and foreign currency translation adjustments.

     o    Adjusted EBITDA**** increase of 4% to 6% over 2006 levels.

     o    Adjusted earnings per share* of $.95 to $1.15.

     o    Free cash flow*** between $40 million and $50 million.


Commenting on the Company's anticipated results, Mixon said, "Cost reduction remains our top priority. The competitive pricing conditions driven by reimbursement changes in the U.S. remain and we expect approximately $30 million in net sales reductions in 2007 from the lower pricing. Our $38 million of cost reductions, which are heavily weighted to the second half of the year, will offset these impacts and result in improved profitability in the second half of the year. We expect adjusted second quarter earnings to be sequentially improved from adjusted first quarter earnings but still lower than adjusted second quarter earnings last year.

Increased HomeFill revenues in the quarter are evidence that this technology is gaining further traction as a result of the increased reimbursement by Medicare effective January 1, 2007. This improved reimbursement has further enhanced the cost advantage this technology offers our customers.

As previously communicated, Medicare officially announced earlier this month the 10 Metropolitan Statistical Area test sites for U.S. competitive bidding.
Implementation has already begun with the scheduled effective date for competitive bid pricing in April 2008. Invacare has once again demonstrated its industry leadership by sponsorship of the Tanner Hobson bill to ensure smaller providers continued participation in the supply chain of home medical products."

Mixon concluded, "We are confident our restructuring plans are achievable and will put us back in front of the curve by year end, with net year-over-year improved operating income."

*Adjusted earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing divided by weighted average shares outstanding - assuming dilution. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Operations included in this press release.

**Adjusted net earnings is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Earnings included in this press release.

***Free cash flow is a non-GAAP financial measure, which is defined as net cash provided by operating activities, excluding cash related restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Balance Sheets included in this press release.

****Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company's debt refinancing, bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. This financial measure is reconciled to the related GAAP financial measure in the "Reconciliation" table included after the Condensed Consolidated Statement of Operations included in this press release.


Invacare Corporation (NYSE:IVC), headquartered in Elyria, Ohio, is the global leader in the manufacture and distribution of innovative home and long-term care medical products that promote recovery and active lifestyles. The Company has 5,700 associates and markets its products in 80 countries around the world. For more information about the Company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the "Safe Harbor" provisions of the Private Securities Litigation Reform Act of 1995. Terms such as "will," "should," "plan," "intend," "expect," "continue," "forecast", "believe," "anticipate" and "seek," as well as similar comments, are forward-looking in nature. Actual results and events may differ significantly from those expressed or anticipated as a result of risks and uncertainties which include, but are not limited to, the following: possible adverse effects of being substantially leveraged, which could impact our ability to raise capital, limit our ability to react to changes in the economy or our industry or expose us to interest rate or event of default risks; changes in government and other third-party payor reimbursement levels and practices; consolidation of health care customers and our competitors; ineffective cost reduction and restructuring efforts; inability to design, manufacture, distribute and achieve market acceptance of new products with higher functionality and lower costs; extensive government regulation of our products; lower cost imports; increased freight costs; failure to comply with regulatory requirements or receive regulatory clearance or approval for our products or operations in the United States or abroad; potential product recalls; uncollectible accounts receivable; difficulties in implementing a new Enterprise Resource Planning system; legal actions or regulatory proceedings and governmental investigations; product liability claims; inadequate patents or other intellectual property protection; incorrect assumptions concerning demographic trends that impact the market for our products; provisions in our bank credit agreements or other debt instruments that may prevent or delay a change in control; the loss of the services of our key management and personnel; decreased availability or increased costs of raw materials which could increase our costs of producing our products; inability to acquire strategic acquisition candidates because of limited financing alternatives; risks inherent in managing and operating businesses in many different foreign jurisdictions; exchange rate fluctuations, as well as the risks described from time to time in Invacare's reports as filed with the Securities and Exchange Commission. Except to the extent required by law, we do not undertake and specifically decline any obligation to review or update any forward-looking statements or to publicly announce the results of any revisions to any of such statements to reflect future events or developments or otherwise.

                      INVACARE CORPORATION AND SUBSIDIARIES
           CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)


                                                                                                       Three Months Ended
                                                                                                            March 31,
(In thousands, except per share data)                                                              2007                   2006
------------------------------------------------------------------------------------------------------------------------------
Net sales                                                                                     $ 374,905              $ 361,704
Cost of products sold                                                                           275,849*               260,408*
                                                                                                -------                -------
     Gross profit                                                                                99,056                101,296
Selling, general and administrative expense                                                      87,766                 83,607
Charge related to restructuring activities                                                        3,152                  3,157
Debt finance charges, interest and fees associated with debt
     refinancing                                                                                 13,373                      -
Interest expense - net                                                                            9,869                  7,095
                                                                                                -------                -------
     Earnings (loss) before income taxes                                                        (15,104)                 7,437
Income taxes                                                                                      2,400                  2,230
                                                                                                -------                -------
Net earnings (loss)                                                                           $ (17,504)              $  5,207
                                                                                                =======                =======

Net earnings (loss) per share - basic                                                         $   (0.55)              $   0.16
                                                                                                =======                =======
Weighted average shares outstanding - basic                                                      31,827                 31,731
                                                                                                =======                =======

Net earnings (loss) per share - assuming dilution                                             $   (0.55)              $   0.16
                                                                                                =======                =======
Weighted average shares outstanding - assuming dilution **                                       31,827                 32,190
                                                                                                =======                =======

*  Cost  of  products  sold  includes   inventory   markdowns   resulting   from
restructuring of $117 for the three-month period ending March 31, 2007 as compared to $296 for the three-month period ending March 31, 2006.

** Net earnings (loss) per share assuming dilution calculated for three-month period ending March 31, 2007 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

                      INVACARE CORPORATION AND SUBSIDIARIES
              RECONCILIATION OF NET EARNINGS TO ADJUSTED EBITDA (1)

                                                                                                       Three Months Ended
                                                                                                            March 31,
(In thousands)                                                                                     2007                   2006
------------------------------------------------------------------------------------------------------------------------------
Net earnings (loss)                                                                            $(17,504)                $5,207
Interest expense                                                                                 10,343                  7,695
Income taxes                                                                                      2,400                  2,230
Depreciation and amortization                                                                    11,074                  9,813
                                                                                                -------                -------
EBITDA                                                                                            6,313                 24,945
Restructuring charges                                                                             3,269                  3,453
Debt finance charges, interest and fees associated with debt
     refinancing                                                                                 13,373                      -
Bank fees                                                                                           764                    724
Stock option expense                                                                                610                    268
                                                                                                -------                -------
Adjusted EBITDA                                                                                $ 24,329               $ 29,390
                                                                                                =======                =======

(1) Adjusted earnings before interest, taxes, depreciation and amortization (EBITDA) is a non-GAAP financial measure which is defined as net earnings excluding the following: interest expense, income taxes, depreciation and amortization, as further adjusted to exclude restructuring charges, debt finance charges, interest and fees associated with the Company's debt refinancing, bank fees and stock option expense. It should be noted that the Company's definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EBITDA in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EBITDA as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's future operating performance and cash flow. Moreover, our definition of Adjusted EBITDA as presented herein also may be useful in reflecting certain debt covenant measurements under our senior secured credit facility. In addition to these recognized purposes, we also use EBITDA and Adjusted EBITDA to evaluate our performance.

                      INVACARE CORPORATION AND SUBSIDIARIES
                    RECONCILIATION OF NET EARNINGS PER SHARE
                       TO ADJUSTED EARNINGS PER SHARE (2)

                                                                                                       Three Months Ended
                                                                                                            March 31,
(In thousands, except per share data)                                                              2007                  2006
-----------------------------------------------------------------------------------------------------------------------------
Net earnings (loss) per share - assuming dilution                                             $   (0.55)            $    0.16
Weighted average shares outstanding- assuming dilution *                                         31,827                32,190
Net earnings (loss)                                                                           $ (17,504)            $   5,207
Income taxes                                                                                      2,400                 2,230
                                                                                                -------               -------
Earnings (loss) before income taxes                                                             (15,104)                7,437
Restructuring charges                                                                             3,269                 3,453
Debt finance charges, interest and fees associated with debt refinancing                         13,373                     -
                                                                                                -------               -------
Adjusted earnings before income taxes                                                             1,538                10,890
Income taxes (benefit)                                                                              (20)                3,267
                                                                                                -------               -------
Adjusted net earnings                                                                             1,558                 7,623
                                                                                                =======               =======
Weighted average shares outstanding- assuming dilution                                           31,898                32,190
                                                                                                =======               =======
Adjusted earnings per share - assuming dilution                                               $    0.05             $    0.24
                                                                                                =======               =======

(2) Adjusted Earnings per share (EPS) is a non-GAAP financial measure which is defined as net earnings excluding the impact of restructuring charges and debt finance charges, interest and fees associated with the Company's debt refinancing divided by weighted average shares outstanding - assuming dilution. It should be noted that the Company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. We believe that these types of exclusions are also recognized by the industry in which we operate as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure widely used by financial analysts and others in our industry to meaningfully evaluate a company's operating performance.

* Net earnings (loss) per share - assuming dilution calculated for three-months ended March 31, 2007 utilizing weighted average shares outstanding - basic as a result of the Company's net loss.

Business Segments - The Company operates in five primary business segments based on geographical area: North America / Home Medical Equipment ("HME"), Invacare Supply Group, Institutional Products Group, Europe and Asia/Pacific. The five reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $19,874,000 and $24,880,000 for the Three Months Ended March 31, 2007 and 2006,
respectively.

The information by segment is as follows:

                                                                                                      Three Months Ended
                                                                                                           March 31,
(In thousands)                                                                                    2007                   2006
-----------------------------------------------------------------------------------------------------------------------------
Revenues from external customers
     North America / HME                                                                       $161,532              $171,694
     Invacare Supply Group                                                                       61,676                55,085
     Institutional Products Group                                                                23,724                23,196
     Europe                                                                                     107,030                95,546
     Asia/Pacific                                                                                20,943                16,183
                                                                                                -------               -------
     Consolidated                                                                              $374,905              $361,704
                                                                                                =======               =======

Earnings (loss) before income taxes
     North America / HME                                                                        $(2,908)               $6,278
     Invacare Supply Group                                                                        1,055                 1,339
     Institutional Products Group                                                                   595                 1,553
     Europe                                                                                       3,924                 3,692
     Asia/Pacific                                                                                (1,110)               (1,398)
     All Other                                                                                  (16,660)               (4,027)
                                                                                                -------               -------
     Consolidated                                                                              $(15,104)              $ 7,437
                                                                                                =======               =======

Restructuring charges before income taxes
     North America / HME                                                                         $2,430                $2,806
     Invacare Supply Group                                                                           43                     -
     Institutional Products Group                                                                     4                    25
     Europe                                                                                         786                   338
     Asia/Pacific                                                                                     6                   284
                                                                                                -------               -------
     Consolidated                                                                                $3,269               $ 3,453
                                                                                                =======               =======

Debt finance charges, interest and fees associated with
debt refinancing
     All Other                                                                                  $13,373               $     -
                                                                                                =======               =======


Earnings (loss) before income taxes excluding restructuring charges and debt finance charges, interest and fees associated with debt refinancing
     North America / HME                                                                         $(478)                $9,084
     Invacare Supply Group                                                                       1,098                  1,339
     Institutional Products Group                                                                  599                  1,578
     Europe                                                                                      4,710                  4,030
     Asia/Pacific                                                                               (1,104)                (1,114)
     All Other                                                                                  (3,287)                (4,027)
                                                                                               -------                -------
     Consolidated                                                                               $1,538                $10,890
                                                                                               =======                =======

"All   other"   consists  of   unallocated   corporate   selling,   general  and
administrative expense and inter-company profits, which do not meet the quantitative criteria for determining reportable segments. In addition, the "All other" earnings (loss) before income taxes for the first quarter 2007 includes debt finance charges, interest and fees associated with debt refinancing.

                      INVACARE CORPORATION AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS

                                                                                      March 31, 2007               December 31, 2006
(In thousands)                                                                           (unaudited)
------------------------------------------------------------------------------------------------------------------------------------
Current Assets
Cash, cash equivalents and marketable securities                                           $  57,174                        $ 82,393
Trade receivables - net                                                                      248,000                         261,606
Inventories - net                                                                            206,555                         201,756
Deferred income taxes and other current assets                                                98,560                         110,003
                                                                                              ------                         -------
     Total Current Assets                                                                    610,289                         655,758

Other Assets                                                                                 186,347                         170,319
Plant and equipment - net                                                                    168,835                         173,945
Goodwill                                                                                     493,226                         490,429
                                                                                             -------                         -------
     Total Assets                                                                         $1,458,697                      $1,490,451
                                                                                          ==========                      ==========

Liabilities and Shareholders' Equity
Current Liabilities
Accounts payable                                                                            $147,418                        $163,041
Accrued expenses                                                                             119,907                         147,776
Accrued income taxes                                                                           3,312                          12,916
Short-term debt and current maturities of long-  term debt                                     5,158                         124,243
                                                                                               -----                         -------
     Total Current Liabilities                                                               275,795                         447,976

Long-Term Debt                                                                               596,741                         448,883
Other Long-Term obligations                                                                  114,461                         108,228

Shareholders' Equity                                                                         471,700                         485,364
                                                                                             -------                         -------
     Total Liabilities and Shareholders' Equity                                           $1,458,697                      $1,490,451
                                                                                          ==========                      ==========

                                       13


                      INVACARE CORPORATION AND SUBSIDIARIES
                 RECONCILIATION FROM NET CASH PROVIDED (USED) BY
               OPERATING ACTIVITIES TO FREE CASH FLOW (UNAUDITED)

                                                                                 Three Months Ended
                                                                                     March 31,
    (In thousands)                                                           2007                  2006
    ---------------------------------------------------------------------------------------------------
    Net cash provided (used) by operating activities                     $(18,343)               $8,529
    Plus:
    Net cash impact related to restructuring activities                     4,371                 2,777
    Less:
    Purchases of property and equipment, net                               (3,327)               (4,976)
                                                                          -------               -------
    Free Cash Flow                                                       $(17,299)               $6,330
                                                                          =======               =======

Free cash flow is a non-GAAP financial measure that is comprised of net cash provided by operating activities, excluding net cash impact related to restructuring activities less purchases of property and equipment, net of proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the Company and its ability to repay debt or make future investments (including, for example, acquisitions).

                                       14